The Clorox Company News Release

Clorox Reports Q2 Results and Updates Fiscal 2009 Outlook

OAKLAND, Calif., Feb. 4, 2009 – The Clorox Company (NYSE: CLX) today reported solid earnings for its second quarter, which ended Dec. 31.

“We delivered solid second-quarter results in a challenging environment,” said Chairman and CEO Don Knauss. “Shipments were lower than our projections due to retailer inventory reductions and soft consumer demand in some categories. That said, the impact of price increases earlier in the fiscal year was in line with our pricing models. We continue to be cautiously optimistic about the remaining six months of our fiscal year. Overall, we remain well-positioned given the challenging economic environment.”

Fiscal second-quarter results

  62 cents diluted earnings per share

  3% sales growth

  1% volume decline

Clorox reported second-quarter net earnings of $86 million, or 62 cents diluted earnings per share (EPS). In the year-ago quarter, Clorox reported net earnings of $92 million, or 65 cents diluted EPS.

Second-quarter sales grew 3 percent to $1.22 billion, on top of 8 percent growth in the year-ago quarter, when sales were $1.19 billion. Products from the Burt’s Bees® business, which Clorox acquired on Nov. 30, 2007, contributed 3 percentage points of sales growth. Unfavorable foreign exchange rates had a negative impact of 3 percentage points, and the company’s exit from its private-label food bags business had a negative impact of 1 percentage point.

Total volume decreased 1 percent. Excluding Burt’s Bees® products and the impact of the company’s exit from its private-label food bags business, volume was down 3 percent. The decline was primarily due to the impact of price increases and retailer inventory reductions. Sales growth outpaced the change in volume primarily due to the benefit of price increases, partially offset by unfavorable foreign exchange rates.

Gross margin decreased 40 basis points to 40.0 percent from 40.4 percent. The year-over-year decrease was due to the impact of higher costs for commodities, manufacturing and logistics. These factors were mostly offset by the benefit of price increases and cost savings. (See “Non-GAAP Financial Information” below and the last page of this press release for information and a reconciliation of key second-quarter results.)

Net cash provided by operations was $98 million, compared to $148 million in the year-ago quarter. The decrease was primarily due to the timing of tax and interest payments. The company continued to use cash on hand and free cash flow to pay down debt during the quarter.

Key segment results

Following is a summary of key second-quarter results by business segment. All comparisons are with the second quarter of fiscal year 2008, unless otherwise stated.

North America segment delivers sales and pretax earnings growth

  2% volume decline

  3% sales growth

  6% pretax earnings growth

The volume decline was primarily the result of retailer inventory reductions, the company’s exit from the private-label food bags business and the impact of calendar year 2008 price increases on shipments of Glad® trash bags, Pine-Sol® cleaner and Clorox® liquid bleach. Also contributing to the volume decline were lower shipments of auto care products due to category softness. These results were partially offset by increased shipments of Burt’s Bees® products, Clorox® disinfecting wipes, Hidden Valley®salad dressing, Green Works™ natural cleaners and Clorox 2® stain fighter and color booster. Sales growth outpaced the change in volume primarily due to the benefit of price increases, partially offset by the impact of unfavorable Canadian currency exchange rates. Pretax earnings reflected the benefit of increased sales and cost savings, partially offset by the impact of higher commodity costs.

International segment results impacted by foreign currency declines

  4% volume growth

  Flat sales

  24% pretax earnings decline

Clorox’s International categories continued to grow, but at a slower rate than the year-ago quarter. Volume growth was driven by shipments of laundry and homecare products in Latin America. Unfavorable foreign exchange rates negatively impacted International top-line results by 11 percentage points. Sales lagged volume growth primarily due to the impact of unfavorable foreign exchange rates, partially offset by the benefit of price increases. Pretax earnings declined $9 million, primarily due to the impact of unfavorable foreign exchange rates and increases in the cost of commodities, manufacturing and logistics. Weaker foreign currencies and slowing category growth are expected to continue to pressure the company’s International segment results for the next few quarters.

Clorox updates fiscal 2009 outlook

  3-5% sales growth

  50-100 basis points gross margin improvement

  Diluted EPS in the range of $3.60 to $3.75 (unchanged)

For fiscal year 2009, Clorox now anticipates total sales growth in the range of 3-5 percent, rather than the previously communicated range of 4-6 percent due to retailer inventory reductions and consumer reaction to the economic environment.

The company now anticipates year-over-year gross margin improvement in the range of 50-100 basis points, rather than the previously communicated range of 25-75 basis points, due to anticipated lower commodity costs and higher cost savings.

Previously, Clorox anticipated fiscal year 2009 restructuring-related charges in the range of $20 million to $25 million, primarily related to its home care manufacturing consolidation. The company now anticipates total restructuring-related charges in the range of $35 million to $37 million. This updated financial outlook reflects additional charges associated with implementing changes to the company’s operating model to drive its Centennial Strategy. Clorox anticipates these changes will result in reducing staff by approximately 170 over the next 18 months.

Clorox continues to anticipate diluted EPS in the range of $3.60 to $3.75, with the additional fiscal year 2009 charges and reduced sales-growth outlook range offset by additional cost savings, the benefit of lower commodity costs and lower incentive compensation accruals.

While foreign currencies remain volatile, the company’s updated financial outlook assumes foreign exchange rates at essentially current levels.

For more detailed financial information

Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:

  Supplemental volume and sales growth information

  Supplemental gross margin driver information

  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)

  Supplemental balance sheet and cash flow information

  Supplemental price-increase information

Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.

Today’s webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s second-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2008 revenues of $5.3 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works™ natural cleaners, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. With approximately 8,300 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $73.4 million to nonprofit organizations, schools and colleges. In fiscal 2008 alone, the foundation awarded $3.7 million in cash grants, and Clorox made product donations valued at $5.3 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended June 30, 2008, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, agricultural commodities and other raw materials; increases in energy costs; unfavorable general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation, and the financial condition of our customers and suppliers; interest rate and foreign currency exchange rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; consumer and customer reaction to price increases; risks relating to acquisitions, mergers and divestitures; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and operating model changes; the success of the company’s previously announced Centennial Strategy; the need for any additional restructuring or asset-impairment charges; the company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; customer-specific ordering patterns and trends; the company’s actual cost performance; changes in the company’s tax rate; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; the Company’s ability to maintain its business reputation and the reputation of its brands; the impact of the volatility of the debt markets on the company’s access to funds, including its access to commercial paper and its credit facility; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; risks relating to changes in the company’s capital structure; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise, could adversely affect the company’s earnings.

The company’s forward looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. Investors are cautioned not to place undue reliance on any such forward looking statements. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP financial information

This press release contains non-GAAP financial information relating to EPS, sales growth and gross margin. Included on the last page of this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:

  Charges associated with simplification of the company’s supply chain and other restructuring-related charges.

  The impact of the company’s acquisition of Burt’s Bees, Inc., completed on Nov. 30, 2007.

  The impact of the company’s acquisition of bleach businesses completed in fiscal year 2007.

  The impact of foreign exchange.

  The impact of the company’s exit from its private label food bags business.

Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See the following pages for these unaudited second-quarter results:

  Condensed Consolidated Statements of Earnings

  Segment Information

  Condensed Consolidated Balance Sheets

  Second-quarter sales growth reconciliation

  Second-quarter gross margin reconciliation

  Second-quarter diluted EPS reconciliation

Media relations
Dan Staublin 510-271-1622, dan.staublin@clorox.com
Kathryn Caulfield 510-271-7209

Investor relations
Li-Mei Johnson 510-271-3396, li-mei.johnson@clorox.com
Steve Austenfeld 510-271-2270

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Six Months Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Net sales	$1,216	$1,186	$2,600	$2,425
Cost of products sold	730	707	1,552	1,418

Gross profit	486	479	1,048	1,007

Selling and administrative expenses	172	168	356	323
Advertising costs	107	109	226	227
Research and development costs	27	28	54	51
Restructuring and asset impairment costs	1	2	2	27
Interest expense	44	46	86	79
Other expense (income), net	4	(2)	7	(2)

Earnings before income taxes	131	128	317	302
Income taxes	45	36	103	99

Net earnings	$86	$92	$214	$203

Earnings per share
Basic	$0.62	$0.66	$1.55	$1.43
Diluted	$0.62	$0.65	$1.52	$1.41

Weighted average shares outstanding (in thousands)
Basic	139,086	138,750	138,772	141,264
Diluted	141,073	141,026	140,941	143,402

The Clorox Company

Segment Information (Unaudited)
Dollars in millions

Second Quarter
	Net Sales			Earnings/(Losses) Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	12/31/2008	12/31/2007	Change (1)	12/31/2008	12/31/2007	Change (1)
North America	$1,007	$977	3%	$273	$257	6%
International	209	209	0%	29	38	-24%
Corporate(2)	-	-	-	(171)	(167)	2%
Total Company	$1,216	$1,186	3%	$131	$128	2%

Year To Date
	Net Sales			Earnings/(Losses) Before Income Taxes
	Six Months Ended		%	Six Months Ended		%
	12/31/2008	12/31/2007	Change (1)	12/31/2008	12/31/2007	Change (1)
North America	$2,174	$2,026	7%	$602	$543	11%
International	426	399	7%	58	75	-23%
Corporate(2)	-	-	-	(343)	(316)	9%
Total Company	$2,600	$2,425	7%	$317	$302	5%

(1)	Percentages based on rounded numbers.
(2)	The Corporate segment included $44 and $46 of interest expense for the three months ended Dec. 31, 2008, and 2007, respectively and $86 and $79 of interest expense for the six months ended Dec. 31, 2008, and 2007, respectively.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	12/31/2008	6/30/2008	12/31/2007
Assets
Current assets
Cash and cash equivalents	$97	$214	$280
Receivables, net	409	505	397
Inventories, net	405	384	421
Other current assets	130	146	117
Total current assets	1,041	1,249	1,215
Property, plant and equipment, net	929	960	967
Goodwill	1,611	1,658	1,595
Trademarks, net	555	560	649
Other intangible assets, net	112	123	145
Other assets	150	158	187

Total assets	$4,398	$4,708	$4,758

Liabilities and Stockholders’ Deficit
Current liabilities
Notes and loans payable	$637	$755	$1,540
Current maturities of long-term debt	1	-	-
Accounts payable	330	418	312
Accrued liabilities	430	440	389
Income taxes payable	32	48	90
Total current liabilities	1,430	1,661	2,331
Long-term debt	2,718	2,720	2,223
Other liabilities	587	600	596
Deferred income taxes	66	97	162

Total liabilities	4,801	5,078	5,312

Contingencies
Stockholders’ deficit
Common stock	159	159	159
Additional paid-in capital	548	534	506
Retained earnings	457	386	248
Treasury shares	(1,214)	(1,270)	(1,289)
Accumulated other comprehensive net losses	(353)	(179)	(178)

Stockholders’ deficit	(403)	(370)	(554)

Total liabilities and stockholders’ deficit	$4,398	$4,708	$4,758

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Second-Quarter Sales Growth Reconciliation

	Fiscal	Fiscal
	2009	2008
Base sales growth	3.2%	3.5%
Foreign exchange	-2.8	1.4
Exit from private label business	-0.8	--
Sales growth before acquisitions	-0.4%	4.9%
Burt's Bees acquisition	2.9	1.3
Bleach business acquisition	--	1.5
Total sales growth	2.5%	7.7%

The Canada portion of the bleach business acquisition closed on Dec. 29, 2006;
      the Latin America portion closed on Feb. 28, 2007.
The Burt’s Bees acquisition closed on Nov. 30, 2007.

Second-Quarter Gross Margin Reconciliation

Q2 fiscal 2008 gross margin	40.4%	Q2 fiscal 2007 gross margin	42.0%
Pricing	3.5	Pricing	0.4
Cost savings	2.1	Cost savings	1.7
Commodities	-4.5	Commodities	-1.7
Logistics & manufacturing	-1.2	Logistics & manufacturing	-0.7
Other	-0.9	Other	-0.5
Q2 fiscal 2009 gross margin before		Q2 fiscal 2008 gross margin before
impact of charges	39.4%	impact of charges	41.2%
Burt’s Bees inventory step-up	0.5	Burt’s Bees inventory step-up	-0.5
Restructuring-related charges	0.1	Restructuring-related charges	-0.3
Q2 fiscal 2009 gross margin	40.0%	Q2 fiscal 2008 gross margin	40.4%

Second-Quarter Diluted EPS Reconciliation

	Fiscal	Fiscal
	2009	2008
Diluted EPS before charges	$0.62	$0.69
Restructuring-related charges	-0.01	-0.02
Burt's Bees	0.01	-0.02
Diluted EPS – GAAP	$0.62	$0.65